OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:
Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:
Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS
FOURTH QUARTER AND FISCAL YEAR 2013 FINANCIAL RESULTS

OCC® Reports Net Sales of $75.3 million

ROANOKE, VA, December 19, 2013 - Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fourth quarter and fiscal year ended October 31, 2013.

OCC achieved consolidated net sales of $75.3 million during fiscal year 2013—the second highest annual net sales in OCC’s history.

Fourth Quarter 2013 Financial Results

Net sales for the fourth quarter of fiscal year 2013 were $19.2 million. Net sales decreased 13.1% compared to $22.1 million for the fourth quarter of fiscal year 2012, primarily as a result of orders for two customers totaling approximately $3.9 million in the fourth quarter of fiscal 2012 that did not recur at the same level in the fourth quarter of fiscal 2013.

Gross profit margin, or gross profit as a percentage of net sales, was 34.3% for the fourth quarter of fiscal year 2013, compared to 35.0% for the fourth quarter of fiscal year 2012. Gross profit decreased 15.0% to $6.6 million in the fourth quarter of fiscal year 2013, compared to $7.8 million in the fourth quarter of fiscal 2012.
OCC recorded a net loss attributable to the Company of $91,000, or $0.02 per basic and diluted share, for the fourth quarter of fiscal year 2013, compared to net income of $435,000, or $0.07 per basic and diluted share, for the fourth quarter of fiscal year 2012.

Optical Cable Corp. - Fourth Quarter 2013 Earnings Release

Fiscal Year 2013 Financial Results

Consolidated net sales for fiscal 2013 were $75.3 million—the second highest annual net sales in OCC’s history. Net sales decreased 9.9% compared to $83.5 million for fiscal 2012, primarily as a result of orders for two customers totaling approximately $14.9 million in fiscal 2012 that did not recur at the same level in fiscal 2013. Excluding the impact of these two customers, total net sales during fiscal 2013 would have been approximately the same as net sales in fiscal 2012.

The Company achieved an increase in net sales during fiscal year 2013 in its specialty markets, compared to fiscal year 2012, but this increase was offset by decreases in net sales in its commercial markets.

Gross profit margin was 34.4% for fiscal year 2013, compared to 37.8% for fiscal year 2012. Gross profit was $25.9 million in fiscal year 2013, a 17.9% decrease from gross profit of $31.6 million in fiscal 2012. Gross profit in fiscal year 2013 was negatively impacted by lower net sales, as certain fixed manufacturing costs were spread over lower sales volumes. Additionally, the Company experienced an increase in certain production costs at its Roanoke facility in order to further expand the breadth of its production capabilities to support future growth, as well as to accommodate potential higher levels of production from anticipated future sales opportunities.

OCC recorded a net loss attributable to the Company of $43,000, or $0.01 per basic and diluted share, for fiscal year 2013, compared to net income attributable to the Company of $2.7 million, or $0.43 per basic and diluted share, for fiscal year 2012.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “OCC’s financial results for fiscal year 2013 were not as strong as we hoped after record-setting results achieved during the prior fiscal year. However, we do not believe this fiscal year’s results reflect our underlying market and financial strength. We operate in markets that can be volatile, creating sales variations due to timing of projects and changes in individual markets. With this in mind, OCC focuses on long-term strategy and prospects. During fiscal year 2013, OCC increased investments to add production capabilities and to develop new products and technologies, based on our long-term strategic initiatives. We are confident that our proven long-term strategies, coupled with our strong operating leverage, will provide exceptional opportunity for increased shareholder value.”

Mr. Wilkin added, “During fiscal year 2013, OCC maintained its financial strength, generating $3.5 million in net cash provided by operating activities and returning a total of $1.1 million to shareholders by declaring dividends and repurchasing OCC’s common stock. Additionally, we increased our quarterly dividend rate by approximately 33%, and the Board of Directors remains committed to continuing to return capital to shareholders. Looking ahead to 2014, we are confident that our strategic plan and the steps we are taking will continue to position OCC to capitalize on growth opportunities and deliver enhanced shareholder value.”

Optical Cable Corp. - Fourth Quarter 2013 Earnings Release

Conference Call Information

As previously announced, OCC will host a conference call today, December 19, 2013, at 1:00 p.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through December 26, 2013, by dialing (855) 859-2056 or (404) 537-3406, pass code 23156256. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market (or non-carrier market), offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, wireless, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical, wireless carrier and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, fiber optic and copper patch panels, face plates, multi-media boxes, wireless distributed antenna systems, fiber optic reels and accessories and other cable and connectivity management accessories. OCC products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered, and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation, OCC®, Procyon®, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. - Fourth Quarter 2013 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. - Fourth Quarter 2013 Earnings Release

OPTICAL CABLE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands, except per share data)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,
	2013	2012	2013	2012

Net sales	$19,244	$22,134	$75,266	$83,523
Cost of goods sold	12,650	14,379	49,354	51,970

Gross profit	6,594	7,755	25,912	31,553

SG&A expenses	6,251	7,027	24,996	27,300
Royalty (income) expense, net	10	10	79	(299)
Amortization of intangible assets	9	34	70	134

Income from operations	324	684	767	4,418

Interest expense, net	(121)	(123)	(467)	(550)
Other, net	(17)	20	(25)	16
Other expense, net	(138)	(103)	(492)	(534)

Income before income taxes	186	581	275	3,884

Income tax expense	301	193	347	1,258

Net income (loss)	$(115)	$388	$(72)	$2,626

Net loss attributable to
noncontrolling interest	(24)	(47)	(29)	(123)

Net income (loss) attributable to OCC	$(91)	$435	$(43)	$2,749

Net income (loss) attributable to OCC
per share: Basic and diluted	$(0.02)	$0.07	$(0.01)	$0.43

Weighted average shares outstanding:
Basic and diluted	5,981	6,475	5,785	6,456

Cash dividends declared per common share	$0.02	$0.015	$0.08	$0.06

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Optical Cable Corp. - Fourth Quarter 2013 Earnings Release

OPTICAL CABLE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(thousands)
(unaudited)

	October 31,	October 31,
	2013	2012
Cash	$750	$591
Trade accounts receivable, net	9,952	12,601
Inventories	18,234	18,464
Other current assets	2,874	3,109
Total current assets	31,810	34,765
Non-current assets	13,605	12,997
Total assets	$45,415	$47,762

Current liabilities	$4,824	$7,927
Non-current liabilities	11,031	9,800
Total liabilities	15,855	17,727
Total shareholders’ equity attributable to OCC	30,199	30,644
Noncontrolling interest	(639)	(609)
Total shareholders’ equity	29,560	30,035
Total liabilities and shareholders’ equity	$45,415	$47,762

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